RULE 424(b)(3)
                                                       REGISTRATION NO. 33-94974


                 Prospectus Supplement No.1 dated June 12, 2001
                     to the Prospectus (the "Prospectus") of
                  Data Systems & Software Inc. (the "Company")
                               dated July 20, 1995
                (included in Registration Statement on Form S-8,
                           Registration No. 33-94974)
================================================================================

     The persons that may offer shares pursuant to the Prospectus (the "Selling Stockholders") are persons that have previously been granted, or may be granted in the future, options pursuant to the Company's 1994 Stock Option Plan For Outside Directors (the "Plan"). All of the 200,000 shares of Common Stock of the Company offered by the Prospectus are being offered for the account of the Selling Stockholders. All of such shares are shares that may hereafter be acquired by Selling Stockholders upon the exercise of options that have previously been granted, or may be granted in the future, to Selling Stockholders pursuant to the Plan. Selling Stockholders that are currently identifiable (i.e., that currently hold options granted pursuant to the Plan) are named in the table below. Additional Selling Stockholders may be named in future supplements to the Prospectus. Capitalized terms used herein and not defined herein have the meanings set forth in the Prospectus.

     Based upon information currently available to the Company, the table below indicates, as of the date of this Prospectus Supplement, with respect to each Selling Stockholder that is currently identifiable (i) the number of shares of Common Stock underlying outstanding options (whether vested or not yet vested) that have previously been granted to such Selling Stockholder (these are shares being offered by the Prospectus), and (ii) the total number of shares of Common Stock that such Selling Stockholder beneficially owns (as defined in Rule 13d-3 of the Securities Exchange Act of 1934). Each Selling Stockholder named in the table below is a director of the Company. In addition, one of the Selling Stockholders is an officer of the Company (Sheldon Krause, who is Secretary of the Company).

                           No. of Shares             Total No. of
                           Underlying                Shares Beneficially
Name                       Plan Options              Owned (1)
----                       ------------              ---------

Sheldon Krause             50,000 (2)                43,500 (3)

Susan L. Malley            22,500 (4)                15,000 (5)

Hon. Maxwell M. Rabb       50,000 (6)                42,500 (7)

Allen I. Schiff            50,000 (8)                42,700 (9)


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(1)  For purposes of this table, a person is deemed to have "beneficial ownership" of any shares as of a given date which such person has the right to acquire within 60 days after such date.

(2) Consists of shares issuable upon the exercise of 42,500 vested options and 7,500 options which will vest on September 12, 2001.

(3)  Consists of 1,000 shares and 42,500 shares underlying exercisable options.

(4) Consists of shares issuable upon the exercise of 15,000 vested options and 7,500 options which will vest on September 12, 2001.

(5)  Consists of 15,000 shares underlying exercisable options.

(6) Consists of shares issuable upon the exercise of 42,500 vested options and 7,500 options which will vest on September 12, 2001.

(7)  Consists of 42,500 shares underlying exercisable options.

(8) Consists of shares issuable upon the exercise of 42,500 vested options and 7,500 options which will vest on September 12, 2001.

(9)  Consists of 200 shares and 42,500 shares underlying exercisable options.